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                                                                   EXHIBIT 4.2

                          ARBOR HEALTH CARE COMPANY
                              AMENDMENT NO. 1 TO
                            1995 STOCK OPTION PLAN


         WHEREAS, ARBOR HEALTH CARE COMPANY, a Delaware corporation (the "Company"), sponsors the Arbor Health Care Company 1995 Stock Option Plan (the "Plan"); and

         WHEREAS, Section 18 of the Plan provides that the Plan may be amended by the Board of Directors (the "Board") of the Company; and

         WHEREAS, the Board has determined that it is in the best interest of the Company and its stockholders to amend the Plan, effective as of April 1, 1997, in the manner contemplated below, subject to the approval of the amendment by the stockholders of the Company at the 1997 Annual Meeting of the Stockholders of the Company;

         NOW, THEREFORE, the Plan is hereby amended as follows:

         1. Section 4 of the Plan is amended by deleting the number "332,197" and replacing it with the following:

            "632,197"

         2. This Amendment shall be effective as of April 1, 1997, subject to the approval of this Amendment by the stockholders of the Company at the 1997 Annual Meeting of the Stockholders of the Company. Except as otherwise amended hereby, the Plan shall remain in full force and effect.


         IN WITNESS WHEREOF, the undersigned, being the duly elected and authorized Secretary of the Company, hereby certifies that this Amendment No. 1 to 1995 Stock Option Plan was legally and validly approved by the Board of Directors of the Company on February 21, 1997.


                            ARBOR HEALTH CARE COMPANY



                            By: /s/ Brad C. Roush
                                ----------------------------
                                    Brad C. Roush, Secretary